Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

June 9, 2016

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Ladies and Gentlemen:

We have acted as counsel to Catalent, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-211872) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale thereunder of Common Stock of the Company, par value $0.01 per share (the “Common Stock”). This opinion relates to the sale by Blackstone Healthcare Partners L.L.C., a Delaware limited liability company, Genstar Phoenix Holdings, LLC and Aisling Capital II, L.P. (collectively, the “Selling Stockholders”), of an aggregate of 10,000,000 shares of Common Stock pursuant to the Underwriting Agreement, dated June 6, 2016 (the “Underwriting Agreement”), among the Company, the Selling Stockholders and the underwriter named therein (the “Shares”).

We have examined the Registration Statement, the Company’s base prospectus, dated June 6, 2016 (the “Base Prospectus”), as supplemented by the final prospectus supplement, dated June 6, 2016 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; the

Amended and Restated Certificate of Incorporation of the Company; the Amended and Restated Bylaws of the Company, and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP